Exhibit 10.5

Pacific Ethanol, Inc.
400 Capitol Mall, Suite 2060
Sacramento, CA  95814

March 27, 2008

Lyles United, LLC
1210 West Olive Avenue
Fresno, CA  93728

Re:	Dividend Rights

Ladies and Gentlemen:

This side letter agreement (the “Letter Agreement”) is provided with reference to that certain Securities Purchase Agreement (the “Securities Purchase Agreement”) dated March 18, 2008, by and between Pacific Ethanol, Inc., a Delaware corporation (the “Company”), and Lyles United, LLC, a Delaware limited liability company (the “Purchaser”), with reference to the Company’s Certificate of Designations, Powers, Preferences, and Rights of the Series B Cumulative Convertible Preferred Stock (the “Series B Certificate of Designations”) with respect to its Series B Cumulative Convertible Preferred Stock, $.001 par value per share (the “Series B Preferred Stock”), and with reference to the Company’s Certificate of Designations, Powers, Preferences, and Rights of the Series A Cumulative Redeemable Convertible Preferred Stock (the “Series A Certificate of Designations”) with respect to its Series A Cumulative Redeemable Convertible Preferred Stock, $.001 par value per share (the “Series A Preferred Stock”).  Capitalized terms not defined herein shall have the respective meanings given to such terms in the Securities Purchase Agreement.

In connection with the closing of the transactions contemplated by the Securities Purchase Agreement and in furtherance thereof, the Company desires to waive certain rights held by the Company and set forth in the Series B Certificate of Designations in favor of the Purchaser, in its capacity as the sole holder of all of the Company’s outstanding shares of Series B Preferred Stock.

In consideration of the mutual covenants herein contained, and for other valuable consideration the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

1. Waiver of Series B PIK Right.  The Company hereby expressly waives its right under Section 3(a) of the Series B Certificate of Designations to pay any dividends due and payable to the Purchaser as a holder of Series B Preferred Stock in shares of Series B Preferred Stock (the “Series B PIK Right”).  The Company hereby covenants that it shall not, without the prior written consent of the Purchaser, exercise or attempt to exercise the Series B PIK Right provided for in Section 3(a) of the Series B Certificate of Designations at any time following the date of this Letter Agreement.  In connection with waiving its Series B PIK Right, the Company hereby acknowledges to the Purchaser that the Company has, concurrently with the execution of this Letter Agreement, entered into that certain Series A Preferred Stockholder Consent and Waiver dated the date hereof with Cascade Investment, L.L.C., a Washington limited liability company (“Cascade”), whereby the Company has agreed, among other things, to waive its right under Section 3(a) of the Series A Certificate of Designations to pay any dividends due and payable to Cascade as a holder of Series A Preferred Stock in shares of Series A Preferred Stock.

Lyles United, LLC
March 27, 2008

2. Full Force and Effect.  Except as otherwise provided herein, the Series B Certificate of Designations shall remain unchanged and in full force and effect.  Except as expressly set forth above, nothing in this Letter Agreement shall be construed as a waiver of any rights of any of the parties to this Letter Agreement under the Series B Certificate of Designations.

In witness whereof, the parties have executed this Letter Agreement as of March 27, 2008.

PACIFIC ETHANOL, INC.

By: /s/ NEIL M. KOEHLER
Neil M. Koehler, President and CEO

LYLES UNITED, LLC

By: /s/ WILLIAM M. LYLES IV
William M. Lyles IV, Vice President